EXHIBIT 10.3

ASSET MANAGEMENT AGREEMENT (the “Agreement”), dated as of December 21, 2012, among ALTISOURCE RESIDENTIAL CORPORATION, a Maryland corporation (“Residential”), ALTISOURCE RESIDENTIAL, L.P., a Delaware limited partnership (the “Partnership”), and ALTISOURCE ASSET MANAGEMENT CORPORATION, a U.S. Virgin Islands corporation (the “Asset Manager”).

RECITALS

WHEREAS, Residential and the Partnership desire to retain the Asset Manager as their exclusive provider of asset management and corporate governance services, on the terms and conditions hereinafter set forth, and the Asset Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             Duties of the Asset Manager.

(a)           Residential and the Partnership, each hereby employs the Asset Manager to provide asset management and corporate governance services to Residential and the Partnership, subject to the supervision of the Board of Directors of Residential (the “Board of Directors”) and the general partner of the Partnership (the “General Partner”), for the period and upon the terms herein set forth, in each case, (x) in accordance with the investment objectives, policies and restrictions set forth by the Board of Directors and the General Partner, and (y) in accordance with all other applicable federal, state and territorial laws, rules and regulations. Without limiting the generality of the foregoing, the Asset Manager shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of Residential’s and the Partnership’s portfolio of Real Estate Assets (as defined herein), the nature and timing of the changes therein and the manner of implementing such changes (including through the sale or purchase of Real Estate Assets); (ii) identify, evaluate and negotiate the structure of the investments in Real Estate Assets made by Residential and the Partnership; (iii) perform due diligence on prospective investments in Real Estate Assets; (iv) monitor Residential’s and the Partnership’s investments in Real Estate Assets; (v) provide corporate governance services to Residential and the Partnership; and (vi) provide Residential with such other research and related services as Residential may, from time to time, reasonably require. In the event that Residential determines to acquire debt or other financing for the purpose of any investment in Real Estate Assets, the Asset Manager will arrange for such financing on Residential’s behalf, subject to the oversight and approval of the Board of Directors and the General Partner. If it is necessary for the Asset Manager to make investments in Real Estate Assets on behalf of Residential or the Partnership through a special purpose vehicle, the Asset Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments in Real Estate Assets through such special purpose vehicle.  For purposes of this Agreement, the term “Real Estate Assets” shall include the following asset classes: (A) single-family residential properties for rental, (B) non-performing residential mortgage loans, (C) title insurance and reinsurance, and (D) any other similar assets or investments as may be agreed to between the parties.

(b)           The Asset Manager hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)           The Asset Manager shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent Residential or the Partnership in any way or otherwise be deemed an agent of Residential or the Partnership.

(d)           The Asset Manager shall keep and preserve for the period required by Residential and the General Partner any books and records relevant to the provision of its asset management and corporate governance services to Residential or the Partnership and shall specifically maintain all books and records with respect to Residential’s or the Partnership’s portfolio transactions and shall render to Residential such periodic and special reports as Residential or the General Partner may reasonably request. The Asset Manager agrees that all records that it maintains for Residential and the General Partner are the property of Residential and/or the Partnership and will surrender promptly to Residential or the Partnership, as applicable, any such records upon Residential’s or the General Partner’s request, provided that the Asset Manager may retain a copy of such records.

(e)           The Asset Manager is the sole holder of common stock of NewSource Reinsurance Company Ltd. (“NewSource”). The Asset Manager shall vote its shares of common stock in NewSource independently of its obligations under this Agreement and without regard to the effects of such vote on Residential or the Partnership.  Residential and the Partnership hereby confirm that the Asset Manager has no duty to consider their views or interests in voting the NewSource shares of common stock and will not request the Asset Manager to vote such shares in any particular way.

2.             Devotion of Time; Additional Activities.

(a)           So long as Residential and the Partnership, in the aggregate, have on hand the Minimum Capital Amount, the Asset Manager will not contract or engage with any other party to provide the same or substantially similar services as set forth herein without the prior written consent of Residential and the Partnership, which may be withheld by Residential and the Partnership in their sole discretion. For purposes of this Section 2(a), “Minimum Capital Amount” means, as of the applicable measurement date, an average of $50,000,000 of capital available for investment over the previous two fiscal quarters.

(b)           The Asset Manager and its affiliates will provide Residential and the Partnership with a management team, including a chief executive officer, a chief financial officer, a general counsel and other appropriate support personnel. The Asset Manager is not obligated to dedicate any of its personnel exclusively to Residential or the Partnership, nor is the Asset Manager or its personnel obligated to dedicate any specific portion of its or their time to Residential or the Partnership.

(c)           Managers, partners, officers, employees, personnel and agents of the Asset Manager or affiliates of the Asset Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for Residential and/or the Partnership, to the extent permitted by their governing documents or by any resolutions duly adopted by the Board of Directors pursuant to Residential’s governing documents or approval by the General Partner in accordance with the Partnership’s governing documents. When executing documents or otherwise acting in such capacities for Residential or the Partnership, such persons shall use their respective titles in Residential or the Partnership.

3.             Reimbursement of Expenses. Residential shall reimburse the Asset Manager on a monthly basis for (a) direct and indirect expenses it incurs or payments in makes on behalf of Residential, the Partnership or any other respective subsidiaries thereof, including, but not limited to, the allocable compensation and routine overhead expenses of all employees and staff of the Asset Manager, when and to the extent engaged in providing asset management and corporate governance services hereunder, (b) all other necessary or appropriate expenses allocable to Residential, the Partnership or any other respective subsidiaries thereof or otherwise reasonably incurred by the Asset Manager in connection with the performance of the Asset Manager’s duties hereunder and (c) all costs and expenses incurred by the Asset Manager in connection with operations of Residential, the Partnership or any other respective subsidiaries thereof or any transactions in which Residential, the Partnership or any other respective subsidiaries thereof engage.  Without limiting the foregoing, Residential shall reimburse the Asset Manager (to the extent incurred by the Asset Manager) and retain all responsibility for those costs and expenses relating to: (i) the organization and corporate governance of Residential, the Partnership or any of the respective subsidiaries thereof; (ii) calculating the net asset value of Residential, the Partnership or any other respective subsidiaries thereof (including the cost and expenses of any independent valuation firm); (iii) fees and expenses payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for Residential, the Partnership or any other respective subsidiaries thereof and in monitoring investments in Real Estate Assets held by any of the foregoing and performing due diligence on their prospective investments in Real Estate Assets; (iv) interest payable on debt, if any, incurred to finance investments in Real Estate Assets by Residential, the Partnership or any other respective subsidiaries thereof; (v) offerings of the equity or other securities of Residential, the Partnership or any of their respective subsidiaries; (vi) asset management and incentive fees payable to third parties; (vii) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments in Real Estate Assets; (viii) transfer agent and custodial fees; (ix) federal, state and territorial registration fees; (x) all costs of registration and listing the capital stock or other securities of Residential, the Partnership or any other respective subsidiaries thereof on any securities exchange; (x) federal, state and local taxes; independent directors’ fees and expenses; (xi) costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or any other cost of compliance with federal or state securities laws; (xii) costs of any reports, proxy statements or other notices to stockholders, including printing costs; (xiii) the portion of the directors and officers/errors and omissions liability insurance, and any other insurance premiums allocable to Residential, the Partnership or any other respective subsidiaries thereof; (xiv) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and (xv) all other expenses incurred by the Asset Manager in connection with administering the business of Residential, the Partnership or any subsidiary thereof.

4.             Compensation of the Asset Manager.

(a)           On the last day of each fiscal quarter of Residential, Residential agrees to pay, and the Asset Manager agree to accept, as compensation for the services provided by the Asset Manager hereunder, an incentive fee (the “Incentive Fee”) as hereinafter set forth and by way of example on Exhibit I attached hereto:

(i)            first, 2% of the amount of cash dividends paid by Residential to its shareholders with respect to such cash during such fiscal quarter until the Quarterly Per Share Distribution Amount exceeds the First Threshold during such fiscal quarter, as such amount may be adjusted from time to time pursuant to Section 4(d) hereof;

(ii)           second, 15% of the amount of additional cash dividends paid by Residential to its shareholders with respect to such cash during such fiscal quarter until the Quarterly Per Share Distribution Amount exceeds the Second Threshold during such fiscal quarter, as such amount may be adjusted from time to time pursuant to Section 4(d) hereof;

(iii)          third, 25% of the amount of cash dividends paid by Residential to its shareholders with respect to such cash during such fiscal quarter until the Quarterly Per Share Distribution Amount exceeds the Third Threshold during such fiscal quarter, as such amount may be adjusted from time to time pursuant to Section 4(d) hereof; and

(iv)          thereafter, 50% of the amount of cash dividends paid by Residential to its shareholders with respect to such cash during such fiscal quarter.

Notwithstanding the foregoing, in the case of cash dividends of Cash From Capital Transactions paid by Residential to its shareholders, no Incentive Fee shall be paid to the Asset Manager in accordance with this Section 4(a) unless and until a hypothetical holder of one share of Class B Common Stock acquired on the Separation Date has received with respect to such share of Class B Common Stock, during the period since the Separation Date through such date, distributions of Available Cash that are deemed to be Cash From Capital Transactions in an aggregate amount equal to $12.74; provided that in calculating such amount, any dividends of Cash From Capital Transaction paid to holders of Class A Common Stock in preference to holders of Class B Common Stock shall be deemed have been distributed to all of Residential’s stockholders on a pari passu basis.

(b)           For purposes of this Agreement Residential shall be deemed to have made quarterly distributions to its shareholders of all of its Available Cash.

(c)           For purposes of this Section 4, the following terms shall have the following meanings:

(i)            “Available Cash” shall mean, with respect to any fiscal quarter:

A.                                    the sum of:

(1)                                 all cash receipts of Residential during such quarter from all sources (including, without limitation, distributions of cash received from the Partnership and cash proceeds from Capital Transactions); and

(2)                                 any reduction in reserves with respect to such quarter from the level at the end of the prior quarter;

B.                                    less the sum of:

(1)                                 all cash disbursements of Residential during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), capital expenditures and contributions, if any, to the Partnership; and

(2)                                 any reserves established with respect to such quarter, and any increase in reserves established with respect to prior quarters, in such amounts as the Board of Directors determines in its reasonable discretion to be necessary or appropriate (x) to provide for the proper conduct of the business of Residential and its subsidiaries (including, without limitation, reserves for future capital expenditures or the purchase or other acquisition of Real Estate Assets) or (y) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Residential or any of its subsidiaries is a party or by which any of them is bound or by which any of their assets are subject.

Notwithstanding the foregoing, “Available Cash” with respect to any fiscal quarter shall include any cash receipts (to the extent such cash receipts are attributable to transactions and operations during such quarter) received by Residential after the end of such quarter.

(ii)           “Capital Transactions” shall mean (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by Residential or its subsidiaries, (b) sales of equity interests by Residential or its subsidiaries and (c) sales or other voluntary or involuntary dispositions of any assets of Residential or its subsidiaries (other than (x) sales or other dispositions of assets in the ordinary course of business, (y) sales or other dispositions of other current assets including, without limitation, receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of Residential.  For the purposes of this definition, sales or other dispositions of assets in the ordinary course of business shall be deemed to include all sales or other dispositions of assets by Residential other than the sale or other disposition by Residential or its subsidiaries, in a single transaction or series of related transactions, of assets that have an aggregate value in excess of 50% of the aggregate value of all assets held by Residential and its subsidiaries on a consolidated basis immediately prior to the consummation of such transaction or, in the case of a series of related transactions, the first such transaction.

(iii)          “Cash From Capital Transactions” shall mean, at any date, any proceeds received by Residential or its subsidiaries with respect to a Capital Transaction, net of any (i) reasonable transaction expenses incurred by Residential or its subsidiaries in connection therewith or (ii) payments or prepayments of principal and premium required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case, in connection with such Capital Transaction; provided, that any payment or prepayment of principal, whether or not then due, shall be deemed, at the election and in the discretion of the Board of Directors to be refunded or refinanced by any indebtedness incurred or to be incurred by Residential or its subsidiaries simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred.

(iv)          “Class A Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of Residential.

(v)           “Class B Common Stock” shall mean the Class B Common Stock, $0.01 par value per share, of Residential.

(vi)          “First Threshold” shall mean $0.161 per share.

(vii)         “Quarterly Per Share Distribution Amount” shall mean the aggregate amount of dividend distributions made during the applicable quarter divided by the average number of shares of common stock of Residential outstanding as of the applicable dividend distribution date.

(viii)        “Second Threshold” shall mean $0.193 per share.

(ix)          “Separation Date” shall have the meaning ascribed to such term in the Separation Agreement, dated December 21, 2012 by and between Residential and Altisource Portfolio Solutions S.A.

(x)           “Third Threshold” shall mean $0.257 per share.

(xi)          “Thresholds” shall mean each of the First Threshold, Second Threshold and Third Threshold.

(d)           Each of the Thresholds shall be adjusted from time to time as follows:

(i)            In the event of the payment of any dividend of Cash from Capital Transactions by Residential to its shareholders, each of the Thresholds shall be reduced to by an amount equal to the applicable Threshold multiplied by a fraction (i) the numerator of which shall be the amount of distributions of Available Cash that are deemed to be Cash From Capital Transactions that a hypothetical holder of one share of Class B Common Stock acquired on the Separation Date has received with respect to such share of Class B Common Stock, during the period since the Separation Date through such date, and (ii) denominator of which shall be

$12.74; provided that in no event shall such fraction be greater than 1; provided further that in calculating the numerator of such fraction, any dividends of Cash From Capital Transactions paid to holders of Class A Common Stock in preference to holders of Class B Common Stock shall be deemed have been distributed to all of Residential’s stockholders on a pari passu basis.

(ii)           If Residential at any time subdivides (by any stock split, stock dividend, reclassification, recapitalization or other similar transaction) its common stock into a greater number of shares, the Thresholds shall be proportionately decreased.  If Residential at any time combines (by reverse stock split, reclassification, recapitalization or other similar transaction) its common stock into a smaller number of shares, the Thresholds shall be proportionately increased.

(e)           Residential shall make any payments due hereunder to the Asset Manager or to the Asset Manager’s designee as the Asset Manager may otherwise direct.

5.             Regulatory Matters.  Each of Residential and the Partnership acknowledges that the Asset Manager is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and that the parties do not anticipate that the Asset Manager shall be required to so register in connection with the provision of asset management services by the Asset Manager pursuant to this Agreement since the Asset Manager is not providing advice to Residential or the Partnership with respect to the purchase, sale or investment of securities as defined under the Advisers Act.  Notwithstanding anything contained herein to the contrary, each of the parties acknowledges and agrees that in the event the services to be provided by the Asset Manager pursuant to the terms of this Agreement are expanded, the Asset Manager may be required to register under the Advisers Act; provided, however, the Asset Manager shall not be required to perform any additional services pursuant to this Agreement if the Asset Manager determines in its sole discretion that the provision of such services will require the Asset Manager to register under the Advisers Act.  The Asset Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal, state and territorial laws governing its operations and investments.

6.             Employment of the Asset Manager.

(a)           The Asset Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of Residential or the Partnership, so long as its services to Residential and the Partnership hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Asset Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Asset Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees, partners and shareholders of Residential or the Partnership are or may become interested in the Asset Manager and its affiliates, as directors, officers, employees, partners, stockholders, members, asset managers or otherwise, and that the Asset Manager and directors, officers, employees, partners, stockholders, members and managers of the Asset

Manager and its affiliates are or may become similarly interested in Residential or the Partnership as shareholders or partners or otherwise.

(b)           During the term of this Agreement, (i) Residential shall hold all of its assets and investments through the Partnership, (ii) the Asset Manager shall be the exclusive provider of asset management and corporate governance services to Residential and the Partnership, and (iii) Residential and the Partnership shall not employ or contract with any other party to receive the same or substantially similar services as set forth herein without the prior written consent of the Asset Manager, which may be withheld by the Asset Manager in its sole discretion.

7.             Responsibility of Dual Directors, Officers and/or Employees.  If any person who is a manager, partner, officer or employee of the Asset Manager is or becomes a director, officer and/or employee of Residential or the Partnership and acts as such in any business of Residential or the Partnership, then such manager, partner, officer and/or employee of the Asset Manager shall be deemed to be acting in such capacity solely for Residential or the Partnership, as applicable, and not as a manager, partner, officer or employee of the Asset Manager or under the control or direction of the Asset Manager, even if paid by the Asset Manager.

8.             Limitation of Liability of the Asset Manager; Indemnification.  The Asset Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Asset Manager) shall not be liable to Residential or the Partnership for any action taken or omitted to be taken by the Asset Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an asset manager of Residential or the Partnership with respect to the receipt of compensation for services, and each of Residential and the Partnership shall indemnify, defend and protect the Asset Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Asset Manager, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Partnership, its partners, or Residential or its shareholders) arising out of or otherwise based upon the performance of any of the Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of Residential and the Partnership. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to Residential or its shareholders, or the Partnership or its partners, to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Asset Manager’s duties or by reason of the reckless disregard of the Asset Manager’s duties and obligations under this Agreement.

9.             No Joint Venture. Nothing in this Agreement shall be construed to make Residential, the Partnership and the Asset Manager partners or joint venturers or impose any liability as such on any of them.

10.          Term; Termination.

(a)           This Agreement shall be in effect until December 21, 2027 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless terminated by either party in accordance with this Section 10.

(b)           Subject to Section 11 below, neither Residential nor the Partnership may terminate this Agreement unless (i) in the case of a termination by the Partnership, the General Partner determines that there has been unsatisfactory performance by the Asset Manager that is materially detrimental to the Partnership or (ii) in the case of a termination by Residential, at least two-thirds of the Independent Directors (as defined herein) agree that (x) there has been unsatisfactory performance by the Asset Manager that is materially detrimental to Residential or (y) the compensation payable to the Asset Manager hereunder is unreasonable; provided that Residential shall not have the right to terminate this Agreement under clause (ii)(y) above if the Asset Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be reasonable pursuant to the procedure set forth below. If Residential or the Partnership elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, Residential or the Partnership, as applicable (the “Terminating Party”), shall deliver to the Asset Manager prior written notice (the “Termination Notice”) of such Terminating Party’s intention not to renew this Agreement based upon the terms set forth in this Section 10(a) not less than 180 days prior to the expiration of the then existing term. If the Terminating Party so elects not to renew this Agreement, such Terminating Party shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Asset Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Asset Manager is unfair, the Asset Manager shall have the right to renegotiate such compensation by delivering to Residential, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, Residential (represented by the Independent Directors) and the Asset Manager shall endeavor to negotiate in good faith the revised compensation payable to the Asset Manager under this Agreement. Provided that the Asset Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Asset Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Asset Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. Each of the parties agrees to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that Residential and the Asset Manager are unable to agree to the terms of the revised compensation to be payable to the Asset Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.  For purposes of this Agreement, “Independent Directors” shall mean the members of the Board of Directors who are not officers or employees of the Asset Manager or any person or entity directly or indirectly controlling or controlled by the Asset Manager, and who are otherwise “independent” in accordance with Residential’s organizational documents.  Notwithstanding the foregoing, neither Residential nor the Partnership may terminate this Agreement pursuant to this Section 10 during the first twenty-four (24) months of the Initial Term.

(c)           In recognition of the level of the upfront effort required by the Asset Manager to structure and acquire the assets of Residential and the Partnership and the commitment of resources by the Asset Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 10(a) of this Agreement, Residential shall pay to the Asset Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three (3) times the sum of the average annual Incentive Fee during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of Residential to pay the Termination Fee shall survive the termination of this Agreement.

(d)           No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or Renewal Term, the Asset Manager may deliver written notice to Residential informing it of the Asset Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. Residential is not required to pay to the Asset Manager the Termination Fee if the Asset Manager terminates this Agreement pursuant to this Section 10(c).

(e)           If this Agreement is terminated pursuant to Section 10, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 1(d), 3, 10(b), 11(b), 11(c) and 12 of this Agreement. In addition, Sections 8 and 16 of this Agreement shall survive termination of this Agreement.

11.          Termination for Cause.

(a)           Residential or the General Partner may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors or the General Partner to the Asset Manager, without payment of any Termination Fee, if (i) the Asset Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Asset Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Asset Manager engages in any act of fraud, misappropriation of funds, or embezzlement against Residential or the Partnership, (iii) there is an event of any gross negligence on the part of the Asset Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Asset Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Asset Manager authorizing or filing a voluntary bankruptcy petition, or (v) there is a dissolution of the Asset Manager.

(b)           The Asset Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to Residential in the event that Residential shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if Residential takes steps to cure such breach within 30 days of the written notice). Residential is required to pay to the Asset Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 11(b).

(c)           The Asset Manager may terminate this Agreement in the event Residential becomes regulated as an “investment company” under the Investment Company Act of 1940, as amended, with such termination deemed to have occurred immediately prior to such event. Residential shall pay to the Asset Manager the Termination Fee in the event that this Agreement is terminated pursuant to this Section 11(c).

12.          Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 10 or 11 of this Agreement, the Asset Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Sections 10(a), 11(b) or 11(c), the applicable Termination Fee. Upon such termination, the Asset Manager shall deliver to the Board of Directors all property and documents of Residential or the Partnership then in the custody of the Asset Manager.

13.          Notices.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

14.          Amendments.  This Agreement may be amended by mutual consent of the parties.

15.          Entire Agreement; Governing Law.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

ALTISOURCE RESIDENTIAL CORPORATION

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	General Counsel and Secretary

ALTISOURCE RESIDENTIAL, L.P.

By:	Altisource Residential GP, LLC, its general partner
By:	Altisource Residential Corporation, its sole member

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	General Counsel and Secretary

ALTISOURCE ASSET MANAGEMENT CORPORATION

By:	/s/ Ashish Pandey
Name:	Ashish Pandey
Title:	Chief Executive Officer

[ASSET MANAGEMENT AGREEMENT]

EXHIBIT I

EXAMPLE OF CASH-FLOW DISTRIBUTION WATERFALL